Exhibit 10.10

WhiteSmoke, Inc

WhiteSmoke Israel Ltd.

THE WHITESMOKE 2006 SHARE OPTION PLAN

1.	NAME

This Plan, as amended from time to time, shall be known as the WhiteSmoke 2006 Share Option Plan ("Plan").

2.	PURPOSE OF THE PLAN

The purpose of the Plan is to afford an incentive to employees of WhiteSmoke Israel Ltd., an Israeli company ("Subsidiary"), persons of training, experience and ability, to attract new employees directors, consultants and service providers, whose services are considered valuable, to encourage the sense of proprietorship of such persons, and to stimulate the active interest of such persons in the development and financial success of the Company by providing them with opportunities to purchase Shares (as defined below) in the Company, pursuant to the Plan approved by the Subsidiary's board of directors and by the board of directors of WhiteSmoke, Inc., a Delaware corporation which is the Subsidiary's parent company ("Company", "Board", respectively).

3.	DEFINITIONS

As used herein, the following definitions shall apply:

3.1	"Subsidiary" means WhiteSmoke Israel Ltd., which is an "employing company" within the meaning of Section 102(a) of the Ordinance.

3.2	"Approved 102 Option" means an Option granted pursuant to Section 102(b) of the Ordinance and held in trust by a Trustee for the benefit of the Optionee.

3.3	"Capital Gain Option (CGO)" as defined in Section 6.4 below.

3.4
"Cause" means, (i) conviction of any felony involving moral turpitude or affecting the Company or the Subsidiary; (ii) any refusal to carry out a reasonable directive of the chief executive officer, the Board or the Optionee's direct supervisor, which involves the business of the Company or the Subsidiary and was capable of being lawfully performed; (iii) embezzlement of funds of the Company or the Subsidiary; (iv) any breach of the Optionee's fiduciary duties or duties of care of the Company or of the Subsidiary; including without limitation disclosure of confidential information of the Company or the Subsidiary; and (v) any conduct (other man conduct in good faith) reasonably determined by the Board to be materially detrimental to the Company or the Subsidiary.

3.5	"Committee" means a share option compensation committee appointed by the Board, which shall consist of no fewer than two members of the Board.

3.6	"Controlling Shareholder" shall have the meaning ascribed to it in Section 32(9) of the Ordinance.

3.7	"Date of Grant" means, the date of grant of an Option, as determined by the Board and set forth in the Optionee's Option Agreement.

3.8	"Employee" means a person who is employed by the Subsidiary, including an individual who is serving as a director an office holder, but excluding Controlling Shareholder.

3.9	"Expiration Date" means the date upon which an Option shall expire, as set forth in Section 12.2 of the Plan.

3.10	"Fair Market Value" means as of any date, the value of a Share determined as follows:

(i)
If the Shares are listed on any established stock exchange or a national market system, the Fair Market Value shall be the closing sales price for such Shares (or the closing bid, if no sales were reported), as quoted on such exchange or system for the last market trading day prior to time of determination, as reported in the Wall Street Journal, or such other source as the Board deems reliable.  Without derogating from the above, solely for the purpose of determining the tax liability pursuant to Section 102(b)(3) of the Ordinance, if at the Date of Grant the Company's shares are listed on any established stock exchange or a national market system or if the Company's shares will be registered for trading within ninety (90) days following the Date of Grant, the Fair Market Value of a Share at the Date of Grant shall be determined in accordance with the average value of the Company's shares on the thirty (30) trading days preceding the Date of Grant or on the thirty (30) trading days following the date of registration for trading, as the case may be;

(ii)
If the Shares are regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value shall be the mean between the high bid and low asked prices for the Shares on the last market trading day prior to the day of determination; or

(iii)	In the absence of an established market for the Shares, the Fair Market Value thereof shall be determined in good faith by the Board.

3.11	"ITA" means the Israeli Tax Authorities.

3.12
"Non-Employee" means a consultant, adviser, service provider, Controlling Shareholder (including Controlling Shareholders that are employed by the Subsidiary) or any other person who is not an Employee.

3.13	"Ordinary Income Option (OIO)" as defined in Section 6.5 below.

3.14	"Option" means an option to purchase one or more Shares of the Company pursuant to the Plan including, 102 Option and 3(i) Option.

3.15	"102 Option" means any Option granted to Employees pursuant to Section 102 of the Ordinance.

3.16	"3(i) Option" means an Option granted pursuant to Section 3(i) of the Ordinance to any person who is Non- Employee.

3.17	"Optionee" means a person who receives or holds an Option under the Plan.

3.18	"Option Agreement" means the share option agreement between the Company and an Optionee that sets out the terms and conditions of an Option.

3.19	"Ordinance" means the Israeli Income Tax Ordinance [New Version] 1961 as now in effect or as hereafter amended.

3.20	"Purchase Price" means the price for each Share subject to an Option.

3.21	"Section 102" means section 102 of the Ordinance as now in effect or as hereafter amended.

3.22	"Share" means the Company's share of common stock, of US$ 0.01 par value per share.

3.23	"Successor Company" means any entity the Company is merged to or is acquired by, in which the Company is not the surviving entity.

3.24
"Transaction" means (i) merger, acquisition or reorganization of the Company with one or more other entities in which the Company is not the surviving entity, (ii) a sale of all or substantially all of the assets of the Company.

3.25	"Trustee" means any individual appointed by the Company and the Subsidiary to serve as a trustee and approved by the ITA, all in accordance with the provisions of Section 102(a) of the Ordinance.

3.26	"Unapproved 102 Option" means an Option granted pursuant to Section 102(c) of the Ordinance and not held in trust by a Trustee.

3.27	"Vested Option" means any Option, which has already been vested according to the Vesting Dates.

3.28	"Vesting Dates" means, as determined by the Board, the date as of which the Optionee shall be entitled to exercise the Options or part of the Options, as set forth in section 14 of the Plan.

4.	ADMINISTRATION OF THE PLAN

4.1
The Board shall have the power to administer the Plan, either directly or upon the recommendation of the Committee, all as provided by applicable law and in the Company's Certificate of Incorporation and Bylaws.  Notwithstanding the above, the Board shall automatically have a residual authority if no Committee shall be constituted or if such Committee shall cease to operate for any reason whatsoever.

4.2
The Committee shall select one of its members as its chairman ("Chairman") and shall hold its meetings at such times and places as the Chairman shall reasonably determine.  The Committee shall keep records of its meetings and shall make such rules and regulations for the conduct of its business as it shall deem advisable.  Any member of such Committee shall be eligible to receive Options under the Plan while serving on the Committee, unless otherwise specified herein.

4.3	The Committee shall recommend the Board and the Board shall have full power and authority regarding:

a.	The participants;

b.
The terms and provisions of respective Option Agreements (which need not be identical) including, but not limited to, the number of Shares to be covered by each Option, provisions concerning the time, or times when and the extent to which the Options may be exercised and the nature and duration of restrictions as to transferability or restrictions constituting substantial risk of forfeiture;

c.	Acceleration of the right of an Optionee to exercise, in whole or in part, any previously granted Option;

d.	Make an election as to the type of Option to be granted.

4.4	The Committee shall have full power and authority to:

a.	Interpret the provisions and supervise the administration of the Plan;

b.	Determine the Fair Market Value of the Shares;

c.	Determine any other matter which is necessary or desirable for, or incidental to administration of the Plan.

4.5
Notwithstanding the above, the Board shall have sole discretion in determining the identity of each of the Optionees, the number of Option to be granted to such Optionee and the number of Shares covered by each Option.

4.6
The Board' shall have the authority to grant, in its discretion, to the holder of an outstanding Option, in exchange for the surrender and cancellation of such Option, a new Option having a Purchase Price equal to, lower than or higher than the Purchase Price provided in the Option so surrendered and canceled, and containing such other terms and conditions as the Committee may prescribe in accordance with the provisions of the Plan.

4.7
All decisions and selections made by the Board or the Committee pursuant to the provisions of the Plan shall be made by a majority of its members except that no member of the Board or the Committee shall vote on, or be counted for quorum purposes, with respect to any proposed action of the Board or the Committee relating to any Option to be granted to that member.  Any decision reduced to writing and signed by all of the members who are authorized to make such decision shall be fully effective as if it had been made at a meeting duly held.

4.8	The interpretation and construction by the Committee of any provision of the Plan or of any Option thereunder shall be final and conclusive unless otherwise determined by the Board.

4.9
Subject to the Company's decision and to all approvals legally required, including, but not limited to the provisions of any applicable law and of the Company's Certificate of Incorporation, each member of the Board or the Committee shall be indemnified and held harmless by the Company against any cost or expense (including counsel fees) reasonably incurred by such member, or any liability (including any sum paid in settlement of a claim with the approval of the Company) arising out of any act or omission to act in connection with the Plan unless arising out of such member's own fraud or bad faith, to the extent permitted by applicable law. Such indemnification shall be in addition to any rights of indemnification the member may have as a director otherwise under me Company's Certificate of Incorporation, any agreement, any vote of shareholders or disinterested directors, insurance policy or otherwise.

5.	DESIGNATION OF PARTICIPANTS

5.1
The persons eligible for participation in the Plan as Optionees shall include any Employees and/or Non-Employees of the Company or of the Subsidiary; provided, however, that (i) Employees may only be granted 102 Options; (ii) Non-Employees may only be granted 3(i) Options; and (iii) Controlling Shareholders may only be granted 3(i) Options.

5.2
The grant of an Option hereunder shall neither entitle the Optionee to participate nor disqualify the Optionee from participating in, any other grant of Options pursuant to the Plan or any other option or share plan of the Company or the Subsidiary.

5.3	Anything in the Plan to the contrary notwithstanding, all grants of Options to directors and office holders shall be authorized and implemented in accordance with the provisions of any applicable law.

6.	DESIGNATION OF OPTIONS PURSUANT TO SECTION 102

6.1	The Company may designate Options granted to Employees pursuant to Section 102 as Unapproved 102 Options or Approved 102 Options.

6.2	The grant of Approved 102 Options shall be made under this Plan adopted by the Board and shall be conditioned upon the approval of this Plan by the ITA.

6.3	Approved 102 Option may either be classified as Capital Gain Option ("CGO") or Ordinary Income Option ("OIO").

6.4	Approved 102 Option elected and designated by the Company to qualify under the capital gain tax treatment in accordance with the provisions of Section 102(b)(2) shall be referred to herein as CGO.

6.5	Approved 102 Option elected and designated by the Company to qualify under the ordinary income tax treatment in accordance with the provisions of Section 102(b)(1) shall be referred to herein as OIO.

6.6
The Company's election of the type of Approved 102 Options as CGO or OIO granted to Employees ("Election"), shall be appropriately filed with the ITA before the Date of Grant of an Approved 102 Option.  Such Election shall become effective beginning the first Date of Grant of an Approved 102 Option under tins Plan and shall remain in effect until the end of the year following the year during which the Company first granted Approved 102 Options.  The Election shall obligate the Company to grant only the type of Approved 102 Option it has elected, and shall apply to all Optionees who were granted Approved 102 Options during the period indicated herein, all in accordance with the provisions of Section 102(g) of the Ordinance.  For the avoidance of doubt, such Election shall not prevent the Company from granting Unapproved 102 Options simultaneously.

6.7	All Approved 102 Options must be held in trust by a Trustee, as described in Section 7 below.

6.8
For the avoidance of doubt, the designation of Unapproved 102 Options and Approved 102 Options shall be subject to the terms and conditions set forth in Section 102 of the Ordinance and the regulations promulgated hereunder.

6.9
With regards to Approved 102 Options, the provisions of the Plan and/or the Option Agreement shall be subject to the provisions of Section 102 and any regulations and permit promulgated thereunder, and the said provisions and permit shall be deemed an integral part of the Plan and of the Option Agreement.  Any provision of Section 102 and/or the said permit which is necessary in order to receive and/or to keep any tax benefit pursuant to Section 102, which is not expressly specified in the Plan or the Option Agreement, shall be considered binding upon the Company and the Optionees.

7.	TRUSTEE

7.1
Approved 102 Options which shall be granted under the Plan and/or any Shares allocated or issued upon exercise of such Approved 102 Options and/or other shares received subsequently following any realization of rights, including without limitation bonus shares, shall be allocated or issued to the Trustee and held for the benefit of the Optionees for such period of time as required by Section 102 or any regulations, rules or orders or procedures promulgated thereunder ("Holding Period").  If the requirements for Approved 102 Options are not met, then the Approved 102 Options may be treated as Unapproved 102 Options, all in accordance with the provisions of Section 102 and regulations promulgated thereunder.  •

7.2
Notwithstanding anything to the contrary, the Trustee shall not release any Shares allocated or issued upon exercise of Approved 102 Options prior to the full payment of the Optionee's tax liabilities arising from Approved 102 Options which were granted to him and/or any Shares allocated or issued upon exercise of such Options.

7.3
With respect to any Approved 102 Option, subject to the provisions of Section 102 and any rules or regulation or orders or procedures promulgated thereunder, an Optionee shall not sell or release from trust any Share received upon the exercise of an Approved 102 Option and/or any share received subsequently following any realization of rights, including without limitation, bonus shares, until the lapse of the Holding Period required under Section 102.  Notwithstanding the above, if any such sale or release occurs during the Holding Period, the sanctions under Section 102 and under any rules or regulation or orders or procedures promulgated thereunder shall apply to and shall be borne by such Optionee.

7.4
Upon receipt of Approved 102 Option, the Optionee will sign an undertaking to release the Trustee from any liability in respect of any action or decision duly taken and bona fide executed in relation with the Plan, or any Approved 102 Option or Share granted to him thereunder.

8.	SHARES RESERVED FOR THE PLAN; RESTRICTION THEREON

8.1
The Company has reserved 231,289 authorized but unissued Shares in the share capital of the Company, for the purposes of the Plan, subject to adjustment as set forth in paragraph 10 below.  Any of such Shares covered by the Plan, which remain unissued and are not subject to outstanding Options at the termination of the Plan, shall cease to be reserved for the purpose of the Plan.  Should any Option for any reason expire or be canceled prior to its exercise in full, the Shares therefore subject to such Option may again be subjected to an Option under the Plan.

8.2
Until the consummation of a public offering of the Company's Shares ("IPO") the Shares issued upon the exercise of the Options shall be voted by an irrevocable proxy ("Proxy") pursuant to the directions of the Board, such Proxy to be assigned to the person or persons designated by the Board.  Such person or persons designated by the Board shall be indemnified and held harmless by the Company against any cost or expense (including counsel fees) reasonably incurred by that person, or any liability (including any sum paid in settlement of a claim with the approval of the Company) arising out of any act or omission to act in connection with the voting of such Proxy unless arising out of such member's own fraud or bad faith, to the extent permitted by applicable law.  Such indemnification shall be in addition to any rights of indemnification the person(s) may have as a director otherwise under the Company's Certificate of Incorporation and Bylaws, any agreement, any vote of shareholders or disinterested directors, insurance policy or otherwise.  Without derogating from the above, with respect to Approved 102 Options, such shares shall be voted in accordance with the provisions of Section 102 and any rules, regulations or orders promulgated thereunder.

8.3
Each Option granted pursuant to the Plan, shall be evidenced by a written Option Agreement in such form as the Board or the Committee shall from time to time approve.  Each Option Agreement shall state a number of the Shares to which the Option relates and the type of Option granted thereunder whether a CGO, OIO, Unapproved 102 Option or a 3(i) Option).

8.4
Subject to the provisions of Section 14 below, the holders of Options shall not have any of the rights or privileges of shareholders of the Company in respect of any Shares purchasable upon the exercise of any part of an Option, nor shall they be deemed to be a class of shareholders or creditors of the Company, until registration of the Optionee as holder of such Shares in the Company's register of members upon exercise of the Option in accordance with the provisions of the Plan, but in case of Options and Shares held by the Trustee, subject to the provisions of Section 7 of the Plan.

9.	PURCHASE PRICE

9.1
The Purchase Price of each Share subject to an Option granted or any portion thereof shall be determined by the Committee in its sole and absolute discretion in accordance with applicable law, subject to any guidelines as may be determined by the Board from time to time.  Each Option Agreement will contain the Purchase Price determined for each Optionee, and in any event not less than the nominal value of the shares subject to the Option.

9.2
The Purchase Price shall be payable upon the exercise of the Option in a form satisfactory to the Committee, including without limitation, by cash or check.  The Committee shall have the authority to postpone the date of payment on such terms as it may determine.

10.	ADJUSTMENTS

Upon the occurrence of any of the following described events, Optionee's rights to purchase Shares under the Plan shall be adjusted as hereafter provided:

10.1
In the event of a Transaction while unexercised Options remain outstanding under the Plan, men, subject to the terms and conditions of the Transaction, each unexercised Option shall be assumed, or substituted for, by an appropriate number of Options, of the same class of shares or other securities of the Successor Company (or a parent or subsidiary of the Successor Company) which were distributed to the shareholders of the Company in respect of such Shares.  In the case of such assumption and/or substitution of shares, appropriate adjustments shall be made in the Purchase Price to reflect such action, and all other terms and conditions of the Option Agreements, such as the Vesting Dates, shall remain in force, all as will be determined by the Committee whose determination shall be final.  The Company shall notify the Optionee of the Transaction in such form and method as it deems applicable at least ten (10) days prior to the effective date of such Transaction.

10.2
Notwithstanding the above and subject to any applicable law, unless the Board or the Committee determines otherwise with respect to certain Option Agreements, if in any such Transaction as described in section 10.1 above, the Successor Company (or parent or subsidiary of the Successor Company) does not agree to assume or substitute for the Options, all unexercised Options shall be expired as of the date of the Transaction.

10.3
For the purposes of section 10.1 above, the Option shall be considered assumed or substituted if, following the Transaction, each Option confers the right to purchase or receive one Share immediately prior to the Transaction, shall be replaced by either: (i) the same consideration (whether shares, options, cash, or other securities or property) received in the Transaction by holder of one a Share held on the effective date of the Transaction (and if such holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares), or (ii) an option to receive the same consideration in shares or other securities or property received in the Transaction by holder of one Share held on the effective date of the Transaction; provided, however, that if such consideration received in the Transaction is not solely shares (or their equivalent) of the Successor Company or its parent or subsidiary, the Committee may, with the consent of the Successor Company, provide for the consideration to be received upon the exercise of the Option to be solely ordinary shares (or their equivalent) of the Successor Company or its parent or subsidiary equal in Fair Market Value to the per Share consideration received by holders of a majority of the outstanding Shares in the Transaction; and provided further that the Committee may determine, in its discretion and subject to the Board's approval, that in lieu of such assumption or substitution of Options for options of the Successor Company or its parent or subsidiary, such Options will be substituted for any other type of asset or property including cash which is fair under the circumstances.

10.4
If the Company is liquidated or dissolved while unexercised Options remain outstanding under the Plan, then the Board in its own discretion may determine that all such outstanding Options may be exercised in full by the Optionees as of the effective date of any such liquidation or dissolution of the Company without regard to the Vesting Dates (as defined below) thereof.  If the Board determines that the outstanding Options may be exercised, all such outstanding Options may be exercised in full by the Optionees giving notice in writing to the Company of their intention to so exercise.

10.5
If the outstanding shares of the Company shall at any time be changed or exchanged by declaration of a share dividend (bonus shares), share split, combination or exchange of shares, recapitalization, or any other like event by or of the Company, and as often as the same shall occur, then the number, class and kind of Shares subject to the Plan or subject to any Options therefore granted, and the Purchase Price, shall be appropriately and equitably adjusted so as to maintain the proportionate number of Shares without changing the aggregate Purchase Price; provided, however, that no adjustment shall be made by reason of the distribution of subscription rights (rights offering) on outstanding shares. Upon happening of any of the foregoing, the class and aggregate number of Shares issuable pursuant to the Option Agreement in respect of which Options have not yet been exercised, shall be appropriately adjusted, all as will be determined by the Board whose determination shall be final.

10.6
Anything herein to the contrary notwithstanding, if prior to the completion of an IPO all or substantially all of the shares of the Company are to be sold, or upon a Transaction, reorganization or the like, all or substantially all of the shares of the Company are to be exchanged for securities of another Company, then each Optionee shall be obliged to sell or exchange, as the case may be, any Shares such Optionee purchased under the Plan, in accordance with the instructions issued by the Board in connection with the Transaction, whose determination shall be final.

11.	PURCHASE FOR INVESTMENT

The Company's obligation to issue Shares upon exercise of an Option granted under the Plan is expressly conditioned upon (a) the Company's completion of any registration or other qualifications of such Shares under any state and/or federal law, rulings or regulations, or (b) representations and undertakings by the Optionee (or his legal representative, heir or legatee, in the event of the Optionee's death) to assure that the sale of the Shares complies with any registration exemption requirements which the Company in its sole discretion shall deem necessary or advisable. Such required representations and undertakings may include representations and agreements that such Optionee (or his legal representative, heir, or legatee): (a) is purchasing such Shares for investment and not with any present intention of selling or otherwise disposing thereof; and (b) agrees to have placed upon the face and reverse of any certificates evidencing such Shares a legend setting forth (i) any representations and undertakings which such Optionee has given to the Company or a reference thereto, and (ii) that, prior to effecting any sale or other disposition of any such Shares, the Optionee must furnish to the Company an opinion of counsel, satisfactory to the Company, that such sale or disposition will not violate the applicable laws, rules and regulations, whether of the State of Israel or of the United States, or any other State having jurisdiction over the Company and the Optionee, requirements of State and federal laws and regulatory agencies.

12.	TERM AND EXERCISE OF OPTIONS

12.1
Options shall be exercised by the Optionee by giving written notice to the Company, in such form and method as may be determined by the Company and the Trustee and when applicable, in-accordance with the requirements of Section 102, which exercise shall be effective upon receipt of such notice by the Company and the payment of the Purchase Price at its principal office.  The notice shall specify the number of Shares with respect to which the Option is being exercised.

12.2
Options, to the extent not previously exercised, shall terminate on the earlier of: (i) the date set forth in the Option Agreement; (ii) the expiration of any extended period in any of the events set forth in section 12.5 below; or (iii) the tenth anniversary of the Date of Grant.

12.3
The Options may be exercised by the Optionee in whole at any time or in part from time to time, to the extent that the Options become vested and excercisable, prior to the Expiration Date, and provided that, subject to the provisions of Section 12.5 below and unless the Board or Committee resolves otherwise, the Optionee is an employee of the Company or the Subsidiary or continuing to provide services to such entities, at all times during the period beginning with the Date of Grant of the Option and ending upon the date of exercise.

12.4
Subject to the provisions of Section 12.5 below, in the event of termination of Optionee's employment with the Company or the Subsidiary or, if applicable, the termination of services given by the Optionee to the Company or the Subsidiary, all Options granted to the Optionee will immediately expire.  The date of the notice of termination of employment or services shall be deemed to constitute the date of termination of employment or services.  For the avoidance of doubt, in case of such termination of employment or service, the unvested portion of the Optionee's Option shall not vest and shall not become exercisable.

12.5
Notwithstanding anything to the contrary herein above, an Option may be exercised after the date of termination of Optionee's service or employment with the Company or the Subsidiary only with respect to the number of Options already vested and unexpired at the time of such termination according to the Vesting Dates and Expiration Date of the Options set forth in such Optionee's Option Agreement, if:

12.5.1	termination is without Cause, in which event any Vested Option still in force and unexpired may be exercised within a period of ninety (90) days after the date of such termination; or

12.5.2
prior to the date of such termination, the Board or Committee shall authorize an extension of the terms of all or part of the Options beyond the date of such termination for a period not to exceed the period during which the Options by their terms would otherwise have been exercisable; or

12.5.3	Termination is the result of death or disability of the Optionee, in which event the Vested Options may be exercised within a period of twelve (12) months from such date of termination.

For avoidance of any doubt, if termination of employment or service is for Cause, any outstanding unexercised Option (whether vested or non-vested), will immediately expire and terminate, and the Optionee shall not have any right in connection with such outstanding Options.

12.6	Any form of Option Agreement authorized by the Plan may contain such other provisions as the Committee may, from time to time, deem advisable.

12.7
With respect to Unapproved 102 Option, if the Optionee ceases to be employed by the Company or the Subsidiary, the Optionee shall extend to the Company and/or the Subsidiary a security or guarantee as determine by the Committee for the payment of tax due at the time of sale of Shares, all in accordance with the provisions of Section 102 and the rules, regulation or orders promulgated thereunder.

13.	SHARES SUBJECT TO RIGHT OF FIRST REFUSAL

13.1
Notwithstanding anything to the contrary in the Certificate of Incorporation and Bylaws of the Company, none of the Optionees shall have a right of first refusal in relation with any sale of shares in the Company.

13.2
Sale of Shares by the Optionee shall be subject to the right of first refusal of other shareholders as set forth in the Certificate of Incorporation and Bylaws of the Company.  In the event that the Certificate of Incorporation and Bylaws of the Company shall not contain any provision regarding rights of first refusal, then, unless otherwise provided by the Board, until such time as the Company shall effectuate an IPO, the sale of Shares issuable upon exercise of an Option, shall be subject to a right of first refusal on the part of the Repurchaser(s) in accordance with the following conditions.  "Repurchaser(s)" means (i) the Company, if permitted by applicable laws; (ii) if the Company is not permitted by applicable laws to repurchase and, to the extent permitted by applicable laws, then the Subsidiary designated by a unanimous decision is reached by the Board; or (iii) if no unanimous decision is reached by the Board, then the Company's existing shareholders (save, for avoidance of doubt, for other Optionees who already exercised their Options), pro rata in accordance-with their shareholding. The Optionee shall give a notice of sale ("Notice") to the Company in order to offer the Shares to the Repurchaser(s), and the Company will forward the Notice to the Repurchaser(s).

13.3
The Notice shall specify the number of Shares offered for sale ("Offered Shares"), the price per Share, the payment terms the name of each proposed purchaser or other Transferee ("Proposed Transferee").

13.4	Any of the Repurchasers who wishes to purchase the Offered Shares shall notify the Selling Party of such Repurchasers' agreement to purchase the Offered Shares within 14 days of receipt of the Notice.

13.5
If any of the Repurchasers declines to purchase the Offered Shares upon the terms specified in the Notice or does not respond to the Notice within 14 days of receipt, the Optionee shall so notify all of the Repurchasers who have accepted the Notice and each of them shall be entitled to notify of their agreement to purchase any remaining shares within 7 days in. accordance with the Notice, pro rata to their respective acceptances of the Notice or otherwise as may be agreed among them.  If the Notice specifies that it is contingent upon the purchase of all of the Offered Shares, the Optionee shall be entitled to refuse to transfer the Offered Shares pursuant to the Notice if there is only a partial response to the Notice.

13.6
If there remain any shares that have not been acquired by the Repurchasers as specified above, and the Optionee has not exercised its right to refuse to transfer any of the Offered Shares pursuant to the Offer (as set forth above), the Optionee may sell such shares or, when applicable, all Offered Shares to a third party, provided that such sale is consummated (i) in a bona fide transaction, (ii) at a price that is not lower than that specified in the Offer, (iii) subject to payment terms that are no more favorable to the purchaser than those specified in the Offer, and (iv) within 90 days of the Notice.

14.	VESTING OF OPTIONS

14.1
Subject to the provisions of the Plan, each Option shall vest following the Vesting Dates and for the number of Shares as shall be provided in the Option Agreement.  However, no Option shall be exercisable after the Expiration Date.

14.2
An Option may be subject to such other terms and conditions on the-time or times when it may be exercised (which may be based on performance or other criteria) as the Board may deem appropriate.  The vesting provisions of individual Optionees may vary.

15.	DIVIDENDS

With respect to all Shares (but excluding, for avoidance of any doubt, any unexercised Options) allocated or issued upon tire exercise of Options purchased by the Optionee and held by the Optionee or by the Trustee, as the case may be, the Optionee shall be entitled to receive dividends in accordance with the quantity of such Shares, subject to the provisions of the Company's Certificate of Incorporation and Bylaws (and all amendments thereto) and subject to any applicable taxation on distribution of dividends, and when applicable subject to the provisions of Section 102 and the rules, regulations or orders promulgated thereunder.

16.	ASSIGNABILITY AND SALE OF OPTIONS

16.1
No Option, purchasable hereunder, whether fully paid or not, shall be assignable, transferable or given as collateral or any right with respect to them given to any third party whatsoever, and during the lifetime of the Optionee each and all of such Optionee's rights to purchase Shares hereunder shall be exercisable only by the Optionee.  Any such action made directly or indirectly, for an immediate validation or for a future one, shall be void.

16.2
As long as the Shares are held by the Trustee in favor of the Optionee, then all rights the latter possesses over the Shares are personal, can not be transferred, assigned, pledged or mortgaged, other than by will or laws of descent and distribution.

17.	TERM OF THE PLAN

17.1	The Plan shall be effective as of the date that it is adopted by the Board and shall terminate at the end of 10 years from such day of adoption.

17.2
The Company shall obtain the approval of the Company's shareholders for the adoption of this Plan or for any amendment to this Plan, if shareholders' approval is necessary or desirable to comply with any applicable law including without limitation any securities laws applicable to Options granted to Optionees under this Plan, or if shareholders' approval is required by any authority or by any governmental agencies or national securities exchanges, including (without limitation) the US Securities and Exchange Commission.

18.	AMENDMENTS OR TERMINATION

The Board may, at any time and from time to time, but after consultation with the Trustee, amend, alter or discontinue the Plan, except that no amendment or alteration shall be made which would impair the rights of the holder of any Option therefore granted, without his written consent.  Termination of the Plan shall not affect the Committee's or the Board's ability to exercise the powers granted to it hereunder with respect to the Options granted under the Plan prior to the date of such termination.

19.	GOVERNMENT REGULATIONS

The Plan, the granting and exercise of Options hereunder, and the obligation of the Company to sell and deliver Shares under such Options, shall be subject to all applicable laws, rules, and regulations, whether of the State of Israel or of the United States or any other State having jurisdiction over the Company and the Optionee, and to such approvals by any governmental agencies or national securities exchanges as may be required.

20.	CONTINUANCE OF EMPLOYMENT OR HIRED SERVICES

Neither the Plan nor the Option Agreement with the Optionee shall impose any obligation on the Company or the Subsidiary, to continue any Optionee in its employ, or the hiring by the Company of the Optionee's services, and nothing in the Plan or in any Option granted pursuant thereto shall confer upon any Optionee any right to continue in the employ or service of the Company or the Subsidiary or restrict the right of the Company or the Subsidiary to terminate such employment or service at any time.

21.	GOVERNING LAW & JURISDICTION

The Plan shall be governed by and construed and enforced in accordance with the laws of the State of Israel applicable to contracts made and to be performed therein, without giving effect to the principles of conflict of laws.  The competent courts of Tel-Aviv, Israel shall have sole jurisdiction in any matters pertaining to the Plan.

22.	TAX CONSEQUENCES

Any tax consequences arising from the grant or exercise of any Option, from the payment for Shares covered thereby or from any other event or act (of the Company, the Trustee or the Optionee), hereunder, shall be borne solely by the Optionee.  The Company, the Subsidiary or the Trustee, if applicable, shall withhold taxes according to the requirements under the applicable laws, rules, and regulations, including withholding taxes at source.  Furthermore, the Optionee shall agree to indemnify the Company, the Subsidiary and the Trustee and hold them harmless against and from any and all liability for any such tax or interest or penalty thereon, including without limitation, liabilities relating to the necessity to withhold, or to have withheld, any such tax from any payment made to the Optionee.  The Committee and the Trustee shall not be required to release any Share certificate to an Optionee until all required payments have been fully made.

23.	NON-EXCLUSIVITY OF THE PLAN

The adoption of the Plan by the Board shall not be construed as amending, modifying or rescinding any previously approved incentive arrangements or as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of stock Options otherwise then under the Plan, and such arrangements may be either applicable generally or only in specific cases.

For the avoidance of doubt, prior grant of options to Optionees of the Company under their employment agreements, and not in the framework of any previous option plan, shall not be deemed an approved incentive arrangement for the purpose of this Section.

24.	MULTIPLE AGREEMENTS

The terms of each Option may differ from other Options granted under the Plan at the same time, or at any other time.  The Committee may also grant more than one Option to a given Optionee during the term of the Option Plan, either in addition to, or in substitution for, one or more Options previously granted to that Optionee.